              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934
                              (Amendment No.   )

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Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         The Stride Rite Corporation
          ------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                         The Stride Rite Corporation
          ------------------------------------------------------
                 (Name of Person(s) Filing Proxy Statement)

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[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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         it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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Notes:

                          THE STRIDE RITE CORPORATION

                               ----------------

                            NOTICE OF ANNUAL MEETING

                               ----------------

                                                        Cambridge, Massachusetts
                                                                   March 1, 1994

To the Stockholders of
The Stride Rite Corporation

  The Annual Meeting of Stockholders of The Stride Rite Corporation, a Massachusetts corporation, will be held at The First National Bank of Boston, first floor auditorium, 100 Federal Street, Boston, Massachusetts, on Wednesday, April 13, 1994, at 10:00 A.M. (Boston time), for the following purposes:

  1. To elect to the Board of Directors of The Stride Rite Corporation those directors in the class of directors whose term expires at the 1994 Annual Meeting;

  2. To consider and act upon a proposal to adopt The Stride Rite Corporation 1994 Non-Employee Director Stock Ownership Plan;

  3. To consider and act upon the matter of ratifying the selection of Coopers & Lybrand as auditors of The Stride Rite Corporation for the current fiscal year; and

  4. To consider and act upon any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

  Only holders of record at the close of business on February 24, 1994 are entitled to receive notice of and to vote at the 1994 Annual Meeting.

                                          By Order of the Board of Directors

                                                Karen K. Crider,
                                                           Clerk

  PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                          THE STRIDE RITE CORPORATION

             FIVE CAMBRIDGE CENTER, CAMBRIDGE, MASSACHUSETTS 02142

                               ----------------

                                PROXY STATEMENT

                  FOR THE 1994 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

GENERAL INFORMATION

  This Proxy Statement is being furnished to holders of common stock, par value $.25 per share (the "Common Stock"), of THE STRIDE RITE CORPORATION (the "Company") in connection with the solicitation of proxies by the Board of Directors to be used at the Annual Meeting of Stockholders on April 13, 1994 and at any adjournment(s) or postponement(s) thereof.

  All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time before the voting thereof. A proxy may be revoked in writing delivered to Karen K. Crider, Clerk, at the principal executive offices of the Company prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Submission of a later dated proxy will revoke any earlier dated proxy. Unless previously revoked, proxies so delivered will be voted at the meeting. Where a choice or instruction is specified by the stockholder thereon, the proxy will be voted in accordance with such specification. Where a choice or instruction is not specified by such stockholder, the proxy will be voted as recommended by the directors.

  Only stockholders of record at the close of business on February 24, 1994 are entitled to receive notice of and to vote at the Annual Meeting. The transfer books will not be closed. As of the close of business on February 24, 1994, there were outstanding and entitled to vote 50,061,194 shares of Common Stock. Each share is entitled to one vote.

  The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not so included.

  This Proxy Statement, the related form of proxy and the Company's Annual Report for the fiscal year ended December 3, 1993 are being mailed together on or about March 1, 1994 to stockholders entitled to notice of and to vote at the meeting.

  The principal executive offices of the Company are located at Five Cambridge Center, Cambridge, Massachusetts 02142.

                            I. ELECTION OF DIRECTORS

  Pursuant to the provisions of Massachusetts law, the Company has three classes of directors of approximately equal size who serve staggered terms. Serving in Class I of the Board of Directors, the term of which expires at the 1994 Annual Meeting of Stockholders, are Arnold Hiatt, Myles J. Slosberg and Robert L. Seelert. Serving in Class II of the Board of Directors, the term of which expires at the 1995 Annual Meeting of Stockholders, are Donald R. Gant, Robert C. Siegel and W. Paul Tippett. Serving in Class III of the Board of Directors, the term of which expires at the 1996 Annual Meeting of Stockholders, are Theodore Levitt and Margaret A. McKenna. Upon election at the respective Annual Meeting of Stockholders, nominees will then serve as directors for staggered three-year terms.

  The Board of Directors recommends that the stockholders elect Myles J. Slosberg and Robert L. Seelert, who have been duly nominated by the Board of Directors, to serve a term of office as Class I directors expiring at the 1997 Annual Meeting of Stockholders. Arnold Hiatt has elected not to stand for reelection to the Board of Directors. Thus, following the 1994 Annual Meeting of Stockholders, the size of the Board of Directors will be reduced to seven.

  It is the intention of the persons named as proxies to vote the proxies, unless authority to vote is specifically withheld, to elect as directors the two nominees listed below to the class of directors whose term expires at the 1997 Annual Meeting of Stockholders. Mr. Slosberg was last elected as director by the stockholders at the Annual Meeting of Stockholders in 1991 and Mr. Seelert was elected a director by the Board of Directors in February 1993. The nominees were selected by the Nominating Committee of the Board of Directors. The Company believes that each nominee will be able and willing to serve during the ensuing term. If any one or more of them should be unable or choose not to serve, the Board of Directors may determine to reduce the number of directors for the ensuing term to such lesser number as will equal the number of nominees able to serve, or the persons named as proxies may vote in favor of such other person or persons as the Board of Directors at the time recommends.

INFORMATION AS TO DIRECTORS AND NOMINEES FOR DIRECTOR

  Set forth below is the name and age of each director currently in office and of each nominee for director, his or her principal occupation for the past five years, the year each became a director of the Company and the names of certain other companies in which he or she serves as a director. The information set forth below is as of February 24, 1994. Robert L. Seelert and W. Paul Tippett were elected as directors by the Board of Directors on February 17, 1993, to fill two vacancies. Robert C. Siegel was elected as a director and Chairman of the Board by the Board of Directors on December 13, 1993, to fill a vacancy.

                                                                     YEAR FIRST
DIRECTORS, NOMINEES FOR DIRECTOR,                                     ELECTED
PRINCIPAL OCCUPATION AND DIRECTORSHIPS                           AGE  DIRECTOR
- --------------------------------------                           --- ----------
Donald R. Gant (Class II).......................................  65    1987
 Limited Partner of The Goldman Sachs Group, L.P., an investment banking firm, since 1990. Mr. Gant was a General Partner of
  Goldman, Sachs & Co. from 1954 to 1990. Mr. Gant is a director of Diebold, Incorporated.
Arnold Hiatt(1) (Class I).......................................  66    1967
 President and a Director of the Stride Rite Charitable Founda-
  tion, Inc., since 1982. Mr. Hiatt was Chairman of the Board of
  Directors of the Company from 1982 until 1992 and was Chief
  Executive Officer of the Company from 1982 until 1989. Mr. Hi-
  att is a director of 12 fixed income and money market funds sponsored by Dreyfus.

                                                                      YEAR FIRST
DIRECTORS, NOMINEES FOR DIRECTOR,                                      ELECTED
PRINCIPAL OCCUPATION AND DIRECTORSHIPS                            AGE  DIRECTOR
- --------------------------------------                            --- ----------
Theodore Levitt (Class III)......................................  68    1990
 Edward W. Carter Professor of Business Administration Emeritus,
  Harvard Business School since 1990. Professor Levitt was a pro-
  fessor on the Harvard Business School faculty from 1959 to
  1990, and is the former Editor of the Harvard Business Review.
  Professor Levitt is a director of Consolidated Natural Gas Co.,
  Melville Corporation, Saatchi & Saatchi Co., PLC and Landmark
  Graphics, Inc.
Margaret A. McKenna (Class III)..................................  48    1988
 President of Lesley College since August 1985.
Robert L. Seelert(2) (Class I)...................................  51    1993
 Private investor since February 1994. Mr. Seelert was President and Chief Executive Officer of Kayser-Roth Corporation, a
  legwear company, from May 1991 to February 1994. From 1989 to
  1991, Mr. Seelert was President and Chief Executive Officer of
  Topco Associates, a supplier of private-label goods and perish-
  ables. Prior to that, Mr. Seelert was President and Chief Exec-
  utive Officer of Worldwide Coffee and International Foods of
  General Foods Corp. from 1986 to 1989.
Robert C. Siegel (Class II)......................................  57    1993
 Chairman of the Board, President and Chief Executive Officer of
  the Company since December 1993. Previously, Mr. Siegel was
  President of the Dockers division of Levi Strauss & Co., an ap-
  parel manufacturer and distributor from 1986 to 1993.
Myles J. Slosberg(2) (Class I)...................................  57    1961
 Attorney, Assistant Attorney General for the Commonwealth of
  Massachusetts since 1991. Mr. Slosberg was an associate with
  Stoneman, Chandler & Miller of Boston, Massachusetts from Sep-
  tember 1990 to March 1991, and from September 1989 to August
  1990 was a Law Clerk for the Honorable Rya W. Zobel, U.S. Dis-
  trict Court, District of Massachusetts. Mr. Slosberg was a law
  student from 1986 to 1989.
W. Paul Tippett (Class II).......................................  61    1993
 Chairman and Chief Executive Officer of the Council of Great
  Lakes Industries, an alliance of Canadian and United States firms in the Great Lakes region, since 1992. Mr. Tippett has also served as a principal of Ann Arbor Partners, a consulting firm, since 1990. From 1985 to 1989, Mr. Tippett was President and a Director of Springs Industries, Inc., a major manufac-
  turer of finished fabrics, home furnishings and industrial fab-
  rics. Prior to 1985, Mr. Tippett was Chairman of the Board of
  American Motors Corp., an automobile manufacturer. Mr. Tippett is a director of Lukens, Inc.

- --------
(1) Mr. Hiatt has elected not to stand for reelection to the Board of Directors.
(2) A current director and a nominee for director at the Company's 1994 Annual Meeting of Stockholders.

OWNERSHIP OF EQUITY SECURITIES

  The following table shows the beneficial ownership, reported to the Company as of February 24, 1994, of Common Stock of the Company, including shares as to which a right to acquire beneficial ownership within

60 days exists (for example, through the exercise of stock options, conversions of securities or through various trust arrangements) within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, of each director and nominee for director, the chief executive officer, the former chief executive officer, the former interim chief executive officer, the other executive officers listed in the summary compensation table and, as a group, of the directors and executive officers.

                                               SHARES OF COMMON STOCK
                                                 BENEFICIALLY OWNED   PERCENT OF
    NAME                                        FEBRUARY 24, 1994(1)    CLASS
    ----                                       ---------------------- ----------
Donald R. Gant...............................           8,650(2)          (3)
Arnold Hiatt(4)..............................             250             (3)
Theodore Levitt..............................         100,650             (3)
Margaret A. McKenna..........................           2,650(5)          (3)
Robert L. Seelert............................           1,000             (3)
Robert C. Siegel.............................          30,000(6)          (3)
Myles J. Slosberg............................         162,730(7)          (3)
W. Paul Tippett..............................           2,500             (3)
Ervin R. Shames(8)...........................          46,348             (3)
John J. Phelan(9)............................               0              0
J. Patrick Spainhour.........................          62,351(10)         (3)
Jonathan D. Caplan...........................          50,955(11)         (3)
Dominic A. Ferlauto..........................          31,447(12)         (3)
Robert B. Moore, Jr..........................          25,000(13)         (3)
All of the above and other executive officers
 as a group (18 persons).....................         640,371(14)        1.3

- --------
(1) Based on information furnished by the director, executive or former executive listed.
(2) Not included in the number of shares listed are 11,650 shares of which Goldman, Sachs & Co., an investment banking firm with which Mr. Gant is affiliated as Limited Partner of The Goldman Sachs Group, L.P., is the beneficial owner. Mr. Gant disclaims beneficial ownership of these 11,650 shares.
(3) Less than 1% of the outstanding shares of Common Stock.
(4) Mr. Hiatt has elected not to stand for reelection to the Board of Directors at the 1994 annual meeting of stockholders.
(5) Not included in the number of shares listed are 1,000 shares held in trust for the benefit of Ms. McKenna's sister, of which Ms. McKenna disclaims beneficial ownership.
(6) Consists of shares Mr. Siegel is entitled to purchase under the Company's 1975 Executive Incentive Stock Purchase Plan (the "Incentive Plan").
(7) Not included in the number of shares listed are (a) 34,300 shares of Common Stock held in an irrevocable trust created on May 11, 1976 of which Mr. Slosberg is the settlor and Mr. Slosberg's wife is one of two trustees, for the benefit of the Slosberg's children, and under certain circumstances, for the benefit of Mr. Slosberg's wife, as a remainder interest and (b) 177,400 shares of Common Stock held in an irrevocable trust created on December 2, 1942 of which Mr. Slosberg's father was the settlor and Mr. Slosberg's brother is one of two trustees, as of May 22, 1991, for the benefit of Mr. Slosberg's mother and for Mr. Slosberg and his siblings. Mr. Slosberg disclaims beneficial ownership of these 211,700 shares of Common Stock.
(8) Mr. Shames, former Chairman of the Board, President and Chief Executive Officer, resigned on June 27, 1993.
(9) Mr. Phelan retired on February 5, 1993 and as a consultant served as interim President and Chief Executive Officer from June 27, 1993 to December 13, 1993.
(10) Includes 60,000 shares Mr. Spainhour is entitled to purchase under the Incentive Plan, options for 25,000 of which were granted to Mr. Spainhour on February 10, 1994 pursuant to Mr. Spainhour's employment arrangement with the Company.
(11) Includes 50,000 shares Mr. Caplan is entitled to purchase under the Incentive Plan, options for 25,000 of which were granted on February 10, 1994 in consideration of Mr. Caplan's promotion to the office of President of The Keds Corporation.
(12) Includes 20,600 shares Mr. Ferlauto is entitled to purchase under the Incentive Plan.
(13) Consists of 25,000 shares Mr. Moore is entitled to purchase under the Incentive Plan.
(14) Excluding Messrs. Shames and Phelan, the group consists of 16 persons, holding 594,023 shares of Common Stock. Includes 75,850 shares beneficially owned by executive officers not separately listed above who are entitled to purchase such shares under the Incentive Plan.

  According to a Schedule 13G, dated February 9, 1994, jointly filed with the Securities and Exchange Commission (the "SEC") by the Equitable Companies Incorporated, 787 Seventh Avenue, New York, NY 10019, Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle, 101-100 Terrasse Boieldieu, 92042 Paris La Defense France, AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, La Grande Arche, Pardi Nord, 92044 Paris La Defense France, Uni Europe Assurance Mutuelle, 24 Rue Drout, 75009 Paris France and AXA, 23, Avenue Matignon, 75008 Paris France, such entities beneficially owned 2,977,520 shares of the Company's Common Stock as of December 31, 1993 or 5.9% of the Common Stock outstanding as of February 24, 1994. According to the Schedule 13G, such entities had sole voting power with respect to 2,708,620 shares, shared voting power with respect to 163,200 shares, sole dispositive power with respect to 2,977,520 shares and shared dispositive power with respect to no shares. As of February 24, 1994, the Company was not aware of any other person who was the beneficial owner of more than 5% of the Common Stock.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During the Company's 1993 fiscal year, which ended December 3, 1993, the Board of Directors held 12 meetings. All of the directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board on which they respectively served during the 1993 fiscal year.

  As permitted by the By-Laws of the Company, the Board has established certain committees to assist it in the discharge of its responsibilities. These committees are appointed annually by the Board. The Board had standing Audit, Compensation, Nominating and Investment Committees during the 1993 fiscal year.

  The Audit Committee met four times during the 1993 fiscal year and is composed of Messrs. Gant (Chairman), Seelert and Slosberg. The Audit Committee recommends the selection of independent auditors to the Board of Directors, reviews the overall scope of, as well as the results of, the annual audit, and reviews the overall internal controls of the Company.

  The Compensation Committee met 13 times during the 1993 fiscal year and is composed of Ms. McKenna (Chairperson), Mr. Gant, Professor Levitt and Mr. Tippett. Between July 1, 1993 and October 21, 1993, the Compensation Committee also functioned as a search committee for a new Chairman of the Board, President and Chief Executive Officer of the Company. Members of the Compensation Committee are non-employee directors of the Company and are not eligible to participate in any Company compensation plan administered by the Committee or the Board of Directors. The Compensation Committee reviews executives' salaries, administers various incentive compensation plans and recommends action to the Board of Directors on matters related to compensation for officers and other key employees of the Company and its subsidiaries. The Compensation Committee Report for the 1993 fiscal year is set forth herein, commencing on page 15.

  The Nominating Committee met two times during the 1993 fiscal year and is composed of Professor Levitt (Chairman), Ms. McKenna, and Mr. Tippett. The Nominating Committee recommends to the Board of Directors the selection of directors to be nominated. The Nominating Committee will consider nominees recommended by security holders received by the Company on or before November 1, 1994, addressed to the Office of the Clerk, The Stride Rite Corporation, Five Cambridge Center, Cambridge, Massachusetts 02142.

  The Investment Committee did not meet during the 1993 fiscal year, although the Committee met one time early in the first quarter of fiscal year 1994. It is composed, until the 1994 annual meeting of stockholders, at which Mr. Hiatt has elected not to stand for reelection, of Mr. Slosberg (Chairman) and Messrs. Hiatt and Seelert. The Investment Committee recommends the selection of independent investment managers for the investment of the Company's pension funds and monitors the performance of these investments.

  The Committee memberships changed at the meeting of the Board of Directors following the annual meeting of stockholders on April 1, 1993. Prior to that date, the Committee members were: for the Audit Committee--Mr. Gant (Chairman), Ms. McKenna and Mr. Slosberg; for the Compensation Committee--Professor Levitt (Chairman), Mr. Gant, Ms. McKenna and Mr. Slosberg; for the Nominating Committee--Ms. McKenna (Chairperson), Mr. Gant, Professor Levitt and Mr. Slosberg; and for the Investment Committee--Mr. Slosberg (Chairman) and Mr. Phelan until his retirement on February 5, 1993 and Mr. Shames until his resignation on June 27, 1993.

FEES TO CERTAIN DIRECTORS

  During the 1993 fiscal year, each director who was not an employee of the Company or any of its subsidiaries received an annual retainer of $18,500 and a meeting fee of $750 for each meeting of the Board and any of its standing committees attended, held in connection with a Board meeting (except that if such director acted as a committee chairperson, he or she received a meeting fee of $1,000 for each such committee meeting he or she chaired). After July 1, 1993, directors received a meeting fee of $1,500 for each non-telephonic committee meeting not held in association with a Board meeting (except that if such director acted as a committee chairperson, he or she received a meeting fee of $2,000 for each such non-telephonic committee meeting not held in association with a Board meeting he or she chaired). Each director receives reimbursement for expenses incurred in attending Board and committee meetings. In addition, with respect to the 1993 fiscal year, on February 5, 1993, each director who was not an employee of the Company or any of its subsidiaries received 250 shares of the Company's Common Stock, except that Messrs. Hiatt and Slosberg did not receive their shares until September 22, 1993.

  Professor Theodore Levitt, a member of the Compensation Committee, received $20,000 in consulting fees during the 1993 fiscal year for marketing services rendered to the Company's operating divisions.

  Under a Supplemental Retirement Income Agreement with the Company dated as of January 29, 1988 (the "Retirement Agreement"), Mr. Hiatt, following his retirement on June 1, 1992, is required to refrain from competing with the Company (unless he has otherwise received its consent) and is entitled to receive a retirement supplement in an amount of $269,440 per year, in addition to the benefit he is entitled to receive upon his retirement under the Retirement Income Plan. The amounts paid to Mr. Hiatt under the Retirement Income Plan will offset the amounts payable under the Retirement Agreement. In the event Mr. Hiatt's wife survives him, she will receive each year for the balance of her life an amount of $134,720 per year.

  The stockholders are being asked to consider the adoption of The Stride Rite Corporation 1994 Non-Employee Director Stock Ownership Plan, which will provide compensation to non-employee directors. Reference is hereby made to item 3 of this Proxy Statement and the text of the proposed 1994 Non-Employee Stock Ownership Plan, annexed hereto as Appendix A.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Myles J. Slosberg, a member of the Audit and Investment Committees, and formerly a member of the Compensation Committee, formerly held the office of Executive Vice President of the Company and offices of several of the Company's subsidiaries, ending in 1986.

  Goldman, Sachs & Co., an investment banking firm of which Donald R. Gant, a member of the Compensation Committee, was a General Partner until December 1990, serves as financial advisor to the Company. Mr. Gant is currently a limited partner of the Goldman Sachs Group, L.P., an affiliate of Goldman, Sachs & Co. The Company paid Goldman, Sachs & Co. a fee of $100,000 plus expenses for services rendered during the 1993 fiscal year. Goldman Sachs Asset Management, a subsidiary of Goldman, Sachs & Co., provides investment management services for the Company's pension plans and was paid a fee by such plans of $200,340 for services rendered in fiscal 1993. Also, in fiscal 1993, Goldman, Sachs & Co. purchased and sold securities for the Company and was paid gross commissions (before the deduction of expenses) of $45,760.

  Professor Theodore Levitt, a member of the Compensation Committee, received $20,000 in consulting fees during the 1993 fiscal year for marketing services rendered to the Company's operating divisions.

EXECUTIVE COMPENSATION

 Summary Compensation Table

  The following table shows the compensation for the past three fiscal years of the former Chief Executive Officer, the former interim Chief Executive Officer and each of the other four most highly compensated executive officers (the "named executive officers") as of the end of the Company's 1993 fiscal year.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                           COMPENSATION
                                                                          -------------------
                                       ANNUAL COMPENSATION                AWARDS      PAYOUTS
                                   ------------------------------------   -------     -------
                                                           OTHER ANNUAL                LTIP    ALL OTHER
NAME AND                 FISCAL    SALARY       BONUS      COMPENSATION   OPTIONS     PAYOUTS COMPENSATION
PRINCIPAL POSITION        YEAR       ($)       ($)(1)       ($)(2)(3)     (#)(4)      ($)(5)   ($)(2)(6)
- -----------------------------------------------------------------------------------------------------------
Ervin R. Shames (7)       1993     227,083         --            --          --           --     36,685
 Former Chairman of the
 Board,                   1992     440,000     148,500        17,812      60,000(8)   259,791    52,220
 President & Chief
 Executive Officer        1991     420,000     303,450           --       60,000(8)   491,794       --
- -----------------------------------------------------------------------------------------------------------
John J. Phelan (9)        1993     191,615(10)     --            --          --        77,480   101,766(11)
 Former Interim
 President &              1992     240,000     106,776           --          --       123,144    14,504
 Chief Executive Officer  1991     225,000     146,534           --       10,000(12)  369,256       --
- -----------------------------------------------------------------------------------------------------------
J. Patrick Spainhour      1993(13) 274,583     262,340(14)   111,704(15)  35,000       37,660    21,622
 Executive Vice
 President,               1992         --          --            --          --           --        --
 Finance and Operations   1991         --          --            --          --           --        --
- -----------------------------------------------------------------------------------------------------------
Jonathan D. Caplan        1993     200,000      95,550         4,397      10,000       39,634    12,555
 President, The Keds
 Corporation,             1992(17)  95,000      58,745        12,563      15,000(18)   16,255     2,479
 a subsidiary of the
 Company (16)             1991         --          --            --          --           --        --
- -----------------------------------------------------------------------------------------------------------
Dominic A. Ferlauto       1993     200,000      10,500           --          --        68,019    12,399
 President, New Business  1992     185,000      50,829           --          --        77,441    13,391
 Development, The Keds    1991     163,000      99,210           --          --       165,918       --
 Corporation (19)
- -----------------------------------------------------------------------------------------------------------
Robert B. Moore, Jr.      1993     200,000      42,555(20)       183      10,000       32,445    13,505
 President, Sperry Top-
 Sider, Inc.,             1992(21)  33,333       6,298        46,303(22)  15,000        5,710     2,481
 a subsidiary of the
 Company                  1991         --          --            --          --           --        --

- --------
 (1) Amounts awarded under the Annual Incentive Compensation Plan for the respective fiscal years.
 (2) In accordance with the transitional provisions applicable to the revised rules on executive compensation disclosure adopted by the Securities and Exchange Commission, as informally interpreted by the Commission's Staff, amounts of Other Annual Compensation and All Other Compensation are excluded for the Company's 1991 fiscal year.
 (3) Amounts reimbursed by the Company for the payment of taxes from non-deductible relocation expenses. Except for Mr. Spainhour with respect to fiscal 1993 and Mr. Moore with respect to fiscal 1992, no amounts for executive perquisites and other personal benefits, securities or property are shown because the aggregate dollar amount per executive is the lesser of either $50,000 or 10% of annual salary and bonus.
 (4) Amounts awarded under the 1975 Executive Incentive Stock Purchase Plan (the "Incentive Plan").
 (5) Cash and market value of Common Stock (as of the date of award) awarded pursuant to the Key Executive Long-Term Incentive Plan.
 (6) Amounts awarded include: (i) payments of dividend equivalents on shares of Common Stock subject to unexercised options to purchase granted under the Incentive Plan of $46,800 and $30,600 for Mr. Shames in respect of fiscal 1992 and 1993, respectively, $10,954 for Mr. Phelan in respect of fiscal 1992, $12,250 for Mr. Spainhour in respect of fiscal 1993, $1,600 and $5,250 for Mr. Caplan in respect of fiscal 1992 and 1993, respectively, $7,006 and $7,910 for Mr. Ferlauto in respect of fiscal 1992 and 1993, respectively and $1,275 and $6,200 for Mr. Moore in respect of fiscal 1992 and 1993, respectively; (ii) Company contributions to the executive's Employee Savings and Investment Plan account of $2,182 and $2,249 for Mr. Shames in respect of fiscal 1992 and 1993, respectively, $2,182 for Mr. Phelan in respect of fiscal 1992, $2,249 for Mr. Spainhour in respect of fiscal 1993, $2,249 for Mr. Caplan in respect of fiscal 1993, $2,182 and $2,249 for Mr. Ferlauto in respect of fiscal 1992 and 1993, respectively, and $2,249 for Mr. Moore in respect of fiscal 1993; (iii) amounts of insurance premiums paid by the Company for the term life insurance for the benefit of the executive of $2,280 and $1,190 for Mr. Shames in respect of fiscal 1992 and 1993, respectively, $1,368 and $204 for Mr. Phelan in respect of fiscal 1992 and 1993, respectively, $936 for Mr. Spainhour in respect of fiscal 1993, $581 and $1,140 for Mr. Caplan in respect of fiscal 1992 and 1993, respectively, $1,265 and $1,140 for Mr. Ferlauto in respect of fiscal 1992 and 1993, respectively and $204 and $1,140 for Mr. Moore in respect of fiscal 1992 and 1993, respectively and
   (iv) imputed interest at the applicable federal rate on outstanding zero-interest loan balances of $958 and $2,646 for Mr. Shames in respect of fiscal 1992 and 1993, respectively, $6,187 for Mr. Spainhour in respect of fiscal 1993, $298 and $3,916 for Mr. Caplan in respect of fiscal 1992 and 1993, respectively, $2,938 and $1,100 for Mr. Ferlauto in respect of fiscal 1992 and 1993, respectively and $1,002 and $3,916 for Mr. Moore for fiscal 1992 and 1993, respectively.
 (7) Mr. Shames resigned as Chairman of the Board, President and Chief Executive Officer on June 27, 1993.
 (8) Amounts awarded pursuant to Mr. Shames' June 21, 1990 employment agreement with the Company. All amounts shown were forfeited when Mr. Shames resigned.
 (9) Mr. Phelan retired from the Company on February 5, 1993 and became a consultant, serving as interim President and Chief Executive Officer from June 27, 1993 to December 13, 1993.
(10) Includes $135,000 paid to Mr. Phelan from June 27, 1993 to December 13, 1993, as a consulting fee for his services as interim President and Chief Executive Officer. The remainder is amounts paid as salary for the portion of fiscal year 1993 before Mr. Phelan retired.
(11) Includes $101,562 paid to Mr. Phelan as retirement income, in accordance with his retirement agreement with the Company.
(12) The award was canceled upon Mr. Phelan's retirement on February 5, 1993.
(13) Mr. Spainhour became an employee of the Company on January 27, 1993.
(14) Mr. Spainhour's employment arrangement includes a guaranteed payment for annual bonus and long-term incentive plan payout of $300,000 in respect of fiscal year 1993.
(15) Consists of a reimbursement for tax planning of $5,000, a payment to cover taxes of $96,885 and an automobile leasing allowance of $9,819.
(16) Mr. Caplan became President of The Keds Corporation on February 11, 1994; prior to that date, Mr. Caplan was President of Stride Rite Children's Group, Inc.
(17) Mr. Caplan became an employee of the Company on June 1, 1992.
(18) Includes options for 5,000 shares granted in fiscal year 1993 in respect of fiscal year 1992.
(19) Mr. Ferlauto became President,, New Business Development of The Keds Corporation on February 11, 1994; prior to that date, Mr. Ferlauto was President of The Keds Corporation.
(20) Mr. Moore's employment arrangement includes a guaranteed payment for annual bonus and long-term incentive plan payout of $75,000, in respect of fiscal year 1993.
(21) Mr. Moore became an employee of the Company on October 5, 1992.
(22) Consists of a payment to cover taxes of $44,636 and an automobile leasing allowance of $1,667.

 Stock Option Grants

  The following table shows information concerning options to purchase Company Common Stock granted with respect to fiscal 1993 to the named executive officers pursuant to the 1975 Executive Incentive Stock Purchase Plan.

                      OPTION GRANTS IN FISCAL YEAR 1993

- -------------------------------------------------------------------------------------------------------------------
                                                                                         POTENTIAL REALIZABLE
                                                                                  VALUE AT ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION
                                             INDIVIDUAL GRANTS                           FOR OPTION TERM(1)
                           ------------------------------------------------------ ---------------------------------
                                        % OF
                                       TOTAL
                                      OPTIONS             MARKET
                                     GRANTED TO EXERCISE PRICE ON
                            OPTIONS  EMPLOYEES  OR BASE  DATE OF
                            GRANTED  IN FISCAL   PRICE    GRANT
  NAME                     (#)(2)(3)    YEAR     ($/SH)   ($/SH)  EXPIRATION DATE   0%($)      5%($)      10%($)
  ----                     --------- ---------- -------- -------- --------------- --------------------- -----------
  Ervin R. Shames.........       0       --        --        --           --            --          --          --
  John J. Phelan..........       0       --        --        --           --            --          --          --
  J. Patrick Spainhour....  35,000      28.1      0.25    20.25       2/05/03       700,000   1,145,729   1,829,565
  Jonathan D. Caplan......  10,000       8.0      0.25    17.125     10/29/03       168,750     276,448     441,678
  Dominic A. Ferlauto.....       0       --        --        --           --            --          --          --
  Robert B. Moore, Jr.....  10,000       8.0      0.25    17.125     10/29/03     168,750       276,448     441,678
- -------------------------------------------------------------------------------------------------------------------

- --------
(1) Based upon the market price on the date of grant and an annual appreciation at the rate stated of such market price through the expiration date of such options. The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.
(2) The options were granted by the Compensation Committee to Mr. Spainhour on February 5, 1993, to Mr. Caplan on October 29, 1993 and to Mr. Moore on October 29, 1993, all with respect to the 1993 fiscal year.
(3) Options are immediately exercisable but carry restrictions on resale or other transfer of any Common Stock purchased pursuant to the grants. The restrictions lapse as to one-third of the granted shares at the end of the third year, the fourth year and the fifth year following the date of grant, provided the executive is then employed by the Company.

 Aggregated Option Exercises and Option Values

  The following table shows information concerning the exercise of stock options during fiscal year 1993 by each of the named executive officers and the fiscal year-end value of unexercised options.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1993
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                 VALUE OF
                                                                               UNEXERCISED
                                                        NUMBER OF UNEXERCISED  IN-THE-MONEY
                                                             OPTIONS AT         OPTIONS AT
                                                             FY-END (#)       FY-END ($)(2)
                                                        --------------------- --------------
                           SHARES ACQUIRED    VALUE
  NAME                     ON EXERCISE (#) REALIZED ($)    EXERCISABLE(1)     EXERCISABLE(1)
  ----                     --------------- ------------ --------------------- --------------
  Ervin R. Shames.........     20,000        315,000                0(3)                0
- --------------------------------------------------------------------------------------------
  John J. Phelan..........     12,001        240,020                0(4)                0
- --------------------------------------------------------------------------------------------
  J. Patrick Spainhour....          0              0           35,000            $656,250
- --------------------------------------------------------------------------------------------
  Jonathan D. Caplan......          0              0           25,000             468,750
- --------------------------------------------------------------------------------------------
  Dominic A. Ferlauto.....          0              0           22,600             423,750
- --------------------------------------------------------------------------------------------
  Robert B. Moore, Jr.....          0              0           25,000             468,750

- --------
(1) Options are immediately exercisable but carry restrictions on resale of any Common Stock purchased pursuant to the grants. The restrictions lapse as to one-third of the granted shares at the end of the third year, the fourth year and the fifth year following the date of grant (provided the executive is employed by the Company through such date).
(2) Represents the difference between the closing price of the Company's Common Stock on December 3, 1993 ($19.00) and the $.25 exercise price of the options, multiplied by the number of shares represented by such options.
(3) Options to purchase 160,000 shares were canceled upon Mr. Shames' resignation on June 27, 1993.
(4) Options to purchase 23,333 shares were canceled upon Mr. Phelan's retirement on February 5, 1993.

 Long-Term Incentive Plan Awards

  The following table shows the number of performance shares awarded to each named executive officer for the 1993 fiscal year under Cycle 9 of the Company's Key Executive Long-Term Incentive Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN FISCAL YEAR 1993


                                                    NUMBER OF    PERFORMANCE OR
                                                  SHARES, UNITS   OTHER PERIOD
                                                    OR OTHER     UNTIL MATURA-
  NAME                                            RIGHTS (#)(1)  TION OF PAYOUT
  ----                                            ------------- ----------------
  Ervin R. Shames................................    12,536(2)  December 1, 1995
- --------------------------------------------------------------------------------
  John J. Phelan.................................         0(3)  December 1, 1995
- --------------------------------------------------------------------------------
  J. Patrick Spainhour...........................     5,155     December 1, 1995
- --------------------------------------------------------------------------------
  Jonathan D. Caplan.............................     3,359     December 1, 1995
- --------------------------------------------------------------------------------
  Dominic A. Ferlauto............................     3,359     December 1, 1995
- --------------------------------------------------------------------------------
  Robert B. Moore, Jr............................     3,359     December 1, 1995

- --------
(1) Performance shares are earned on achievement of a specified level of aggregate dollar amount of income at the end of each period of three consecutive fiscal years. If the income goal is achieved in the amount targeted, the payment to which a participant will be entitled is an amount equal to the fair market value of the Company's Common Stock (the average of the closing prices on the ten trading days prior to and including the end of the period and the ten trading days after the end of the period) times the number of performance shares earned. The payout will be reduced by 3 1/3% for each percentage point by which achievement fell short of 100% of the goal and will be increased by 3 1/3% for each percentage point by which achievement exceeded 100% of the goal. No payout will be made unless the goal was achieved at least at an 85% level or for achievement in excess of 115% of the goal.
(2) Mr. Shames resigned from the Company on June 27, 1993. In connection with his resignation, Mr. Shames forfeited his performance award for the 1993 fiscal year.
(3) Mr. Phelan retired from the Company on February 5, 1993. In connection with his retirement, the Compensation Committee reduced the number of performance shares awarded for the 1992 fiscal year to 1,479 and Mr. Phelan was not eligible to receive performance shares for the 1993 fiscal year.

EMPLOYMENT AGREEMENT

  On October 21, 1993, the Company entered into an Employment Agreement with Robert C. Siegel for Mr. Siegel's service to the Company as Chairman of the Board, President and Chief Executive Officer. Mr. Siegel's employment period commenced on December 13, 1993 and will continue, unless earlier terminated as provided in the Employment Agreement, through December 31, 1996. Mr. Siegel's employment shall be terminated if Mr. Siegel is not re-elected to serve as a director of the Company.

  Mr. Siegel's initial annual salary is $480,000. His agreement provides for periodic annual reviews and increases in such rate as shall be determined in the sole discretion of the Board of Directors. In addition, Mr. Siegel shall be paid additional incentive compensation, as follows: (i) an annual bonus pursuant to the Company's Annual Incentive Compensation Plan, pursuant to which Mr. Siegel's "bonus percentage" shall be 50%, with a minimum bonus of $225,000 to be paid with respect to fiscal year 1994, (ii) compensation pursuant to the Company's Key Executive Long-Term Incentive Plan, (iii) options pursuant to the Company's 1975 Executive Incentive Stock Purchase Plan to purchase (a) 60,000 shares of the Company's Common Stock at a purchase price of $.25 per share, which vest as to 20,000 shares on each of December 13,

1994, 1995 and 1996, (b) 30,000 shares of the Company's Common Stock at a purchase price of $.25 per share, which is immediately exercisable and (c) 200,000 shares of the Company's Common Stock at a purchase price per share equal to the closing price of such Common Stock on the New York Stock Exchange--Composite on October 21, 1993 ($15.875), which rights to purchase shall vest 40,000 shares on each of October 21, 1994, 1995, 1996, 1997 and 1998.

  Mr. Siegel is also entitled to receive certain enumerated perquisites and to participate in the various employee benefit plans which the Company maintains or adopts during the employment period.

  The Company has agreed to pay various expenses in connection with Mr. Siegel's relocation to the Boston area including (i) certain expenses with respect to the sale of his principal residence in California, (ii) Mr. Siegel's reasonable expenses incurred in connection with moving Mr. Siegel's personal property and family to the Boston area, (iii) certain living expenses incurred by Mr. Siegel from the date of his Employment Agreement to the earlier of the date Mr. Siegel establishes a permanent residence in the Boston area or May 1, 1994 and (iv) certain travel expenses between Boston and California until the earlier of the time Mr. Siegel establishes a permanent residence in the Boston area or May 1, 1994. In addition, the Company has agreed to purchase Mr. Siegel's residence in California, if he is not able to sell it before March 10, 1994 or, alternatively, has agreed to pay Mr. Siegel the difference between the sale price of his residence in California and the appraised value of such residence if the residence is sold prior to March 10, 1994.

  The Employment Agreement also provides for severance payments to Mr. Siegel in the event that the Company terminates Mr. Siegel's employment during the employment period as stated in the Agreement, for any reason other than cause, equal to the greater of the remaining payments due under the Employment Agreement or 12 months' salary plus continued participation in benefit plans. For purposes of Mr. Siegel's Agreement, cause is defined as (i) act or acts of dishonesty, (ii) the commission of a felony or an act of moral turpitude, (iii) a wrongful act resulting in or intended to result in gain or personal enrichment at the expense of the Company, (iv) a willful act constituting a material violation of the federal securities laws, (v) material insubordination or a material violation of the Company's conflict of interest statement or other policies or (vi) a breach by Mr. Siegel of a material provision of the Employment Agreement, which is not timely cured. Mr. Siegel has also entered into a Severance Agreement with the Company as described under the heading "Executive Termination Agreements" below.

RETIREMENT INCOME PLAN

  The Company's Retirement Income Plan, as amended effective as of January 1, 1989 (the "Retirement Plan"), is a non-contributory defined benefit pension plan. For salaried, office clerical, non-production hourly, retail assistant store managers and full time retail sales employees, the Retirement Plan covers basic compensation received from the Company and its participating subsidiaries, excluding overtime payments, commissions, bonuses and any other additional compensation, and for commissioned sales personnel whose compensation is derived wholly from commissions, the Retirement Plan covers 80% of the commissions received (the "Earnings"). The Retirement Plan provides for an annual pension at normal retirement age, 65 (with a minimum of five years of service), determined as follows: (i) for credited service (the "Credited Service") prior to January 1, 1984, 1% of average annual Earnings (based on 1981, 1982 and 1983 Earnings) up to $9,000 and 1.75% of average annual Earnings in excess of $9,000 multiplied by the number of years of Credited Service prior to January 1, 1984, plus (ii) for Credited Service after January 1, 1984 but prior to January 1, 1989, 1.25% of Earnings up to $15,000 for each year of service and 2% of Earnings in excess of $15,000 for each year of service and
(iii) for Credited Service after January 1, 1989, 1.35% of Earnings up to

$15,000 for each year of service and 2% of Earnings in excess of $15,000 for each year of service. If the total number of years of Credited Service exceeds 34 years, an amount equal to 1.80% of annual Earnings for each additional year of service will be added to the retirement benefit.

  The following table shows, as to each of the named executive officers (other than Ervin R. Shames and John J. Phelan), his (i) number of years of Credited Service as of February 24, 1994 and (ii) estimated annual benefits payable upon retirement at age 65. The amounts presented are on a straight-life annuity basis, but alternative methods of payment are available at the option of the participant. In no event shall benefits payable under the Retirement Plan exceed the maximum allowed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The benefit payment under the Retirement Plan are not subject to any deductions for Social Security benefits or other offset amounts. Mr. Shames resigned on June 27, 1993 and is not eligible for a retirement benefit because of insufficient years of service. Mr. Phelan retired on February 5, 1993 at age 62 and his retirement benefit is $49,021 per year.

                                             NUMBER OF YEARS OF ESTIMATED ANNUAL
                                              CREDITED SERVICE  BENEFITS PAYABLE
                                                   AS OF        UPON RETIREMENT
NAME                                         FEBRUARY 24, 1994     AT AGE 65*
- ----                                         ------------------ ----------------
J. Patrick Spainhour........................          1             $62,162
Jonathan D. Caplan..........................          1             $75,014
Dominic A. Ferlauto.........................         13             $53,998
Robert B. Moore, Jr.........................          1             $63,129

- --------
* Assumes continued service until age 65 at current salary levels.

EXECUTIVE TERMINATION AGREEMENTS

  The Company has entered into severance agreements with nine key executive officers, including each of the named executive officers (other than Messrs. Shames and Phelan) in the summary compensation table. These agreements, as amended, provide that, if within two years after a change in control of the Company, the Company chooses to terminate the executive's employment (other than for cause, death, disability or retirement) or if the executive chooses to leave for good reason, the Company must provide certain specified severance benefits. A change in control of the Company includes the acquisition by a person of 25% of the Company's voting securities, a change of a majority of the members of the Board of Directors of the Company, or approval by the stockholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or a sale of substantially all of the Company's assets.

  Severance benefits under the agreements include the present value, using a 10% discount rate, of three years or one and one-half years (depending on the executive) of base salary, annual bonus, long-term incentive awards and dividend equivalents under the 1975 Executive Incentive Stock Purchase Plan, based on certain assumptions contained in the agreements. In addition, executives are entitled to receive an additional payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Payments under the agreements providing for three years of compensation as severance are to be reduced for executives with less than three full years of service with the Company by 25%, other than payments with respect to stock options. All amounts earned by the executive but not yet distributed to him or her under the incentive plans, and an amount equal to the present value of additional retirement benefits which would have been earned by the executive had he or she remained in the Company's employ for an additional period of 36 months or 18 months, depending on the individual, are to be paid to the executive. The agreements also provide for the lapse of all restrictions on options granted under the 1975 Executive Incentive Stock Purchase Plan upon a change in control.

  Each agreement expired December 31, 1993 and was then extended for an additional one-year period. Each agreement will be further extended automatically for additional one-year periods thereafter unless the Company gives notice three months in advance of its expiration that the Company does not wish to extend such agreement for another year. In addition, if a change in control of the Company occurs during the term of such agreement, the agreement provides that it will remain in effect for an additional two years. No amounts have to date been paid to any person under the agreements.

SUPPLEMENTAL RETIREMENT INCOME AGREEMENT

  Under a Supplemental Retirement Income Agreement with the Company dated as of September 16, 1992, superseding an earlier agreement dated April 20, 1992, Mr. Phelan, following his retirement on February 5, 1993, is required to refrain from competing with the Company (unless he has received its consent) and is entitled to receive a retirement supplement in an amount of $125,000 per year, in addition to the benefit he is entitled to receive upon his retirement under the Retirement Income Plan. If Mr. Phelan's wife survives him, she will receive each year for the balance of her life an amount of $65,000 per year.

COMPENSATION COMMITTEE REPORT

  The Compensation Committee is composed of Ms. McKenna (Chairperson), Mr. Gant, Professor Levitt and Mr. Tippett. Mr. Tippett joined the Compensation Committee in February 1993 and thus did not participate in any of the Committee's decisions prior to that time. The four members of the Compensation Committee are non-employee directors and are ineligible to participate in any of the compensation plans which are administered by the Committee.

  The Securities and Exchange Commission has adopted rules requiring public companies to provide detailed information regarding compensation and benefits provided to their chief executive officer and to the four most highly compensated executive officers, other than the chief executive officer, whose annual base salary and bonus compensation was in excess of $100,000. The executive officers of the Company covered by the rules for the 1993 fiscal year are: Ervin R. Shames, John J. Phelan, J. Patrick Spainhour, Jonathan D. Caplan, Dominic A. Ferlauto and Robert B. Moore, Jr. Mr. Shames resigned from the Company on June 27, 1993. Mr. Phelan retired from the Company on February 5, 1993 and was hired by the Company as a consultant to serve as interim President and Chief Executive Officer from June 27, 1993 to December 13, 1993. On December 13, 1993, Robert C. Siegel joined the Company as Chairman of the Board, President and Chief Executive Officer. Since Mr. Siegel did not receive compensation in or with respect to fiscal year 1993, he is not covered by the Compensation Committee Report for the 1993 fiscal year.

 Compensation Philosophy

  The Company's Executive Compensation Program is designed to be closely linked to corporate performance and returns to stockholders. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a very significant portion of executive compensation to the Company's success in meeting specified performance goals and to appreciation in the price of the Company's Common Stock. The overall objectives of this strategy are to attract and retain the best possible executive talent, to motivate these executives to achieve the goals inherent in the Company's business strategy, to link executive and stockholder interests and to provide a compensation package that recognizes individual contributions as well as overall business results.

  Each year the Compensation Committee reviews Company, division, and personal performance, and compares stock price appreciation with executive compensation levels. An independent executive compensation consultant was also utilized with respect to the 1993 fiscal year to assess the effectiveness of the Company's executive compensation programs in relation to those of other public corporations with which the Company competes for executive talent. The Compensation Committee does not limit its compensation comparison to the S & P Shoe Index participant companies because the Company competes for executive talent both within and outside the shoe industry. These annual reviews permit an ongoing evaluation of the link between the Company's executive compensation, its performance and the competitive market.

  The key elements of the Company's executive compensation consists of four components, each of which is intended to serve the overall compensation philosophy: base salary, an Annual Incentive Compensation Plan, a Key Executive Long-Term Incentive Plan and an Executive Incentive Stock Purchase Plan. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Shames and Mr. Phelan, the Company's former Chairman, President and Chief Executive Officer and former interim President and Chief Executive Officer, respectively, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by the Company to each individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

  Effective beginning in the Company's fiscal year 1995, publicly traded corporations will not be permitted to deduct compensation in excess of $1 million paid to certain top executives, unless the compensation qualifies for an exception for "performance-based compensation". The Compensation Committee is currently studying the effect of this limitation on the Company's compensation program and believes that it would be premature to take any action at this time, as the $1 million limitation is newly enacted, and the Internal Revenue Service has not yet promulgated final regulations interpreting it, leaving many questions unanswered.

 Base Salary

  Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

  Executive's base salaries are reviewed by the Compensation Committee on an annual basis and adjustments are determined by evaluating the performance of the Company and of each executive officer. Changes in base salary also take into account changes in responsibilities for executives. In the case of executive officers with responsibility for a particular business unit, the unit's financial results are also considered. The Compensation Committee, where appropriate, also considers increases in median pay levels for comparable positions at other companies and salary increases granted to other employees of the Company, aiming to implement similar increases to maintain a competitive position.

  The base salary for Mr. Shames in 1993 was $475,000 per year. This salary reflected a 5.3% increase over Mr. Shames' salary for the 18 months preceding and represented a merit increase for said 18-month period and for his promotion to Chairman of the Board of Directors. This increase was comparable to annual merit increases for senior executives in other companies in 1993 and to the average annual merit increases implemented for other Stride Rite personnel in 1993, despite the fact it covered an 18-month period.

  Mr. Phelan's consulting fee of $7,500 per week was negotiated based on Mr. Phelan's knowledge of, and experience with, the Company, considering the increase in his responsibilities from his prior position as Vice Chairman of the Board and Executive Vice President and Treasurer of the Company.

 Annual Incentives

  Pursuant to the Company's Annual Incentive Compensation Plan, executive officers are eligible for an annual cash bonus based on assigned goals. Corporate and divisional performance objectives are established at the beginning of each year by the Compensation Committee in consultation with the Chief Executive Officer. All participants in the Annual Incentive Compensation Plan have a corporate goal component of their bonus, and divisional goals are also assigned to appropriate divisional executives. All participants are also assigned individual performance objectives. The performance measures for bonus payments are based on the consolidated pre-tax income level for the Company and pre-tax income goals for each of the Company's divisions. Individual performance measures include achievement of key objectives developed under the Company's individual performance appraisal program and assessment of general performance. The Committee believes that the Annual Incentive Compensation Plan provides an important link between the value created for stockholders and the incentives paid to executives. Under this Plan, if the threshold pre-tax income level objective is not met, no bonuses will be paid. In fiscal year 1993, the Company did not meet its consolidated pre-tax income goals, although the threshold levels were exceeded. In some instances, divisional pre-tax income goals were met. Accordingly, bonus awards for fiscal year 1993 were significantly lower than those for fiscal 1992.

  Eligible executives are assigned minimum, target and maximum bonus levels within a performance/payout schedule for each of their assigned goals. Each participant in the plan is assigned a percentage of base salary target upon which the bonus is calculated, which percentage is based upon the participant's position in the Company. The Corporate, Individual and Divisional goals, as applicable, are weighted to meet 100% of a participant's total target. In the event the target is not met, discretionary awards of up to 20% of a participant's base salary may be made, notwithstanding the degree to which performance objectives assigned to a participant have been achieved, if at all.

  Mr. Shames resigned prior to the end of fiscal year 1993 and, accordingly, did not receive a bonus. As a consultant, Mr. Phelan was not eligible to participate in the Annual Incentive Compensation Plan.

 Long-Term Incentives

  Pursuant to the Company's Key Executive Long-Term Incentive Plan, performance shares are granted to the executive officers at the start of each period of three consecutive fiscal years (the "Performance Cycle") based on his or her relative position in the Company, salary level, and such other factors as the Compensation Committee deems appropriate. The performance shares are earned on the basis of achievement of a goal established for each Performance Cycle by the Compensation Committee. The goal represents a specified level of aggregate dollar amount of income. At the end of each Performance Cycle, the Compensation Committee assesses the degree to which the goal was achieved and determines final awards to participants. The Compensation Committee believes that its grants of performance shares have successfully focused the Company's executive officers on building profitability and stockholder value.

  The payment to which participants are entitled is an amount equal to the fair market value of one share of Common Stock at the end of a Performance Cycle times the number of performance shares earned. Minimum, target and maximum payment levels depend upon achievement of the specified goal of aggregate dollar amount of income. No payment will be made unless the goal is achieved at least at an 85% level. Payments are made in the form of shares of Common Stock, cash, or a combination of stock or cash, as determined by the Compensation Committee in its sole discretion. In fiscal year 1993, the payment levels were between the minimum and target amounts, as was the income on which they were based.

  Mr. Shames received a grant of 12,536 performance shares for the Performance Cycle commencing in fiscal year 1993, which were canceled upon his resignation on June 27, 1993. Because Mr. Phelan retired on February 5, 1993, he did not receive a grant of performance shares for the Performance Cycle commencing in fiscal year 1993.

  Amounts earned under the long-term incentive plan for the seventh Performance Cycle corresponding to the 1991, 1992 and 1993 fiscal years were paid in the form of cash and Common Stock. For 1993, Mr. Shames did not receive a Performance Cycle award as he was not employed with the Company when such awards were granted on February 10, 1994. Mr. Phelan received an award in 1993 of $77,480 in respect of his prior performance and contribution to the Company.

 Restricted Stock Options

  Under the Company's 1975 Executive Incentive Stock Purchase Plan, the Compensation Committee may grant rights to purchase Common Stock to the Company's executive officers. The Compensation Committee sets guidelines for such awards and the total number of shares that a participant may purchase pursuant to the rights granted. These guidelines are based on factors used to determine base salaries and annual bonus, including competitive compensation data, corporate performance, and individual performance against objectives. The grant is priced at $.25 per share or such higher price as the Compensation Committee may from time to time determine. The grant carries restrictions on resale of any Common Stock purchased pursuant to the rights that generally lapse as to one-third of the total shares subject to the grant on the third, fourth and fifth year anniversaries of the grant if the executive is then employed with the Company. The plan also provides for the payment of dividend equivalents on any shares of Common Stock subject to an unexercised right to purchase. The purpose of the structure of these grants has been to retain executives by restricting all rights to transfer or otherwise dispose of the underlying stock for three years as to one-third of the grant, four years as to one-third of the grant and five years as to one-third of the grant, provided the executive remains employed with the Company on each such anniversary date. This can be accomplished with fewer shares in a discount price plan than in a market price plan. In respect of fiscal year 1993, options were granted with respect to 124,650 shares which included options to purchase 77,000 shares which were granted to six executives in accordance with agreements executed at the time each was hired.

  During the 1993 fiscal year, Mr. Shames was not granted rights under the Plan to acquire shares of Common Stock. Prior to Mr. Shames' resignation, he held options to purchase 160,000 shares of the Company's Common Stock which were forfeited upon his resignation. Prior to his resignation, Mr. Shames exercised an option in June 1993, for 20,000 shares, the restrictions on which had lapsed. As a consultant, Mr. Phelan did not receive any grants of stock options.

  The Compensation Committee believes that significant equity interests in the Company held by the Company's management align the interest of stockholders and management and considers the holdings of and recent grants to executives in determining the size of stock option grants.

 Conclusion

  Through the programs described above, a very significant portion of the Company's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 1993, as in previous years, over 50% of the Company's executive compensation consisted of these performance-based variable elements. In the case of Mr. Shames, approximately 55% of his fiscal year 1993 compensation would have consisted of performance-based variable elements which were forfeited before determination, upon his resignation. Mr. Phelan did not receive performance-based compensation due to his status as a consultant. The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance and returns to stockholders.

                                                   COMPENSATION COMMITTEE

                                                   Margaret A. McKenna
                                                   (Chairperson)
                                                   Donald R. Gant
                                                   Theodore Levitt
                                                   W. Paul Tippett

PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes Index (a performance indicator of peer group companies), for a period of five fiscal years commencing December 2, 1988 and ended December 3, 1993. The Standard & Poor's Shoes Index consists of Reebok International Ltd., Nike, Inc., Genesco Inc., Brown Group Inc. and the Company.


                         [GRAPH APPEARS HERE]
              COMPARISON OF FIVE YEAR CUMULATIVE RETURN
       AMONG THE STRIDE RITE CORPORATION, S&P SHOES INDEX, AND S&P 500


                                    The        S&P         S&P
Measurement period              Stride Rite   Shoes        500
(Fiscal year Covered)           Corporation   Index       Index
- ---------------------           -----------  --------    --------
Measurement PT -
12/03/88                        $ 100        $ 100       $ 100

FYE 12/03/89                    $ 182.17     $ 166.09    $ 130.84
FYE 12/03/90                    $ 180.07     $ 150.80    $ 126.30
FYE 12/03/91                    $ 343.54     $ 287.70    $ 151.99
FYE 12/03/92                    $ 276.97     $ 373.06    $ 180.07
FYE 12/03/93                    $ 263.18     $ 270.73    $ 198.26


CERTAIN TRANSACTIONS WITH MANAGEMENT

  Goldman, Sachs & Co., an investment banking firm of which Mr. Donald R. Gant, a director of the Company, was a General Partner until December 1990 and currently is affiliated as a Limited Partner of The Goldman Sachs Group, L.P., serves as financial advisor to the Company. The Company paid Goldman, Sachs & Co. a fee of $100,000 for services plus expenses rendered during the 1993 fiscal year. Goldman Sachs Asset Management, a subsidiary of Goldman, Sachs & Co., provides investment management services for the Company's pension plans and was paid a fee by such plans of $200,340 for services rendered in fiscal 1993. Also, in fiscal 1993, Goldman, Sachs & Co. purchased and sold securities for the Company and was paid gross commissions (before the deduction of expenses) of $45,760.

  During fiscal 1993, the Company extended to J. Patrick Spainhour, Executive Vice President, Finance and Operations of the Company, an interest-free loan in the amount of $204,000, in connection with his relocation to the Boston area, $82,500 of which was outstanding on February 24, 1994. In addition, during fiscal year 1993, the Company extended to Karen K. Crider, General Counsel and Clerk of the Company, in connection with her relocation to the Boston area, an interest-free loan in the amount of $99,000, the full amount of which is currently outstanding. Further, in fiscal 1993, the Company extended to Margaret C. Whitman, President of Stride Rite Children's Group, Inc. and formerly an officer of the Company and of its subsidiary, The Keds Corporation, an interest-free loan in the amount of $99,000 in connection with her relocation to the Boston area. As of February 24, 1994 $66,000 was outstanding. Moreover, in fiscal 1993, the Company extended to John P. McMahon, Vice President, Human Resources of the Company, in connection with his relocation to the Boston area, an interest-free loan in the amount of $104,000. As of February 24, 1994, $20,000 of said loan was outstanding.

  In fiscal 1992, the Company extended to Ervin R. Shames, the former Chairman of the Board, President and Chief Executive Officer of the Company, an interest-free loan in the amount of $99,000 in connection with his relocation to the Boston area, the full amount of which was outstanding during part of 1993, but which was paid in full upon Mr. Shames' resignation. Also, in fiscal 1992, the Company extended to Robert B. Moore, Jr. the President of Sperry Top-Sider, Inc, a subsidiary of the Company, and his wife jointly, an interest-free loan in the amount of $224,000 in connection with his relocation to the Boston area, which was the highest amount outstanding during fiscal year 1993. As of February 24, 1994, the outstanding balance of the loan was $66,000. Further, in fiscal 1992, the Company extended to Jonathan D. Caplan, the President of The Keds Corporation, a subsidiary of the Company, formerly President of Stride Rite Children's Group, Inc., a subsidiary of the Company, an interest-free loan in the amount of $99,000 in connection with his relocation to the Boston area, which was the highest amount outstanding during fiscal year 1993. As of February 24, 1994, the outstanding balance of the loan was $66,000.

  In fiscal 1991, the Company extended to Robert J. Lambert, the Company's former Vice President of Human Resources, and his wife, jointly, an interest-free loan in the amount of $99,000 in connection with their relocation to, and purchase of a home in, the Boston area. In December 1993, Mr. Lambert paid the outstanding amount of the loan upon his resignation from the Company. The highest amount outstanding during fiscal 1993 was $99,000. Also in November 1991, the Company extended to Engle E. Saez, a former Vice President, an interest-free loan in the amount of $90,595 in connection with his relocation to, and purchase of a home in, the Boston area. During fiscal year 1993, the highest amount outstanding was $53,658. Mr. Saez made his final payment during the first quarter of fiscal year 1994 in connection with his resignation from the Company.

  In fiscal 1990, the Company extended to Dominic A. Ferlauto, the President of the New Business Development department of The Keds Corporation, a subsidiary of the Company, and his wife, jointly, an interest-free loan in the amount of $99,000 in connection with their relocation to and purchase of a home in the Boston area. In October 1993, Mr. Ferlauto paid $33,000 on this loan, which was the highest amount outstanding in fiscal year 1993 and which repaid the loan in full.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file with the SEC.

  During fiscal 1993, Jonathan D. Caplan, President of The Keds Corporation, a subsidiary of the Company, and formerly President of Stride Rite Children's Group, Inc., also a subsidiary of the Company, Robert J. Lambert, a former Vice President of the Company, James F. Montiegel, a Senior Vice President of Stride Rite Children's Group, Inc., and formerly the President of the retail division of Stride Rite Children's Group, Inc., and Robert B. Moore, Jr., President of Sperry Top-Sider, Inc., a subsidiary of the Company, each failed to file with the SEC on a timely basis one report relating to one transaction. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that have been received by the Company.

          2. PROPOSED 1994 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

GENERAL

  On February 10, 1994, the Board of Directors unanimously adopted, subject to stockholder approval, the 1994 Non-Employee Director Stock Ownership Plan (the "1994 Director Plan"). The Board of Directors believes that offering long-term incentive opportunities to directors will give directors added incentive to further the long-term profitability of the Company and thereby benefit the stockholders of the Company. The Board of Directors also wishes to assure that its director compensation arrangements remain competitive with those offered elsewhere in order to be able to attract and retain non-employee directors of outstanding ability. Accordingly, the Board recommends that the stockholders approve the 1994 Director Plan. The 1994 Director Plan is intended: (i) to promote the long-term growth and financial success of the Company by attracting and retaining non-employee directors of outstanding ability; (ii) to align the interests of such individuals directly with those of the stockholders; and
(iii) to provide financial rewards, the cost of which will be directly related to the income per share of Common Stock.

  All statements set forth in this Proxy Statement relating to the 1994 Director Plan are qualified in their entirety by reference to the complete statement of the 1994 Director Plan which is set forth as Appendix A to this Proxy Statement. The 1994 Director Plan is intended to qualify under Rule 16b-3 of the Securities Exchange Act of 1934, as amended. If any of the terms or provisions of the 1994 Director Plan conflict with the requirements of Rule 16b-3, then such terms and provisions shall be deemed inoperative to the extent they so conflict with such requirements.

ADMINISTRATION

  The 1994 Director Plan will be self-governing. Questions of interpretation, if any, will be resolved by the Board of Directors.

PARTICIPANTS

  Awards of shares of Common Stock and options to purchase shares of Common Stock may be granted pursuant to the 1994 Director Plan to any director who is not an employee of the Company coincident with or subsequent to stockholder approval of the 1994 Director Plan during the period the 1994 Director Plan is effective. As of February 24, 1994, all of the directors other than Mr. Siegel (six persons) were eligible to participate in the 1994 Director Plan.

OPERATION OF THE 1994 DIRECTOR PLAN

  Simultaneously with the approval of the 1994 Director Plan by stockholders, each non-employee director at such time will automatically be granted a non-qualified stock option to purchase 5,000 shares of Common Stock of the Company. Thereafter, during the term of effectiveness of the 1994 Director Plan, upon election or appointment of any non-employee director to the Board of Directors, such non-employee director will automatically be granted a non-qualified stock option to purchase 5,000 shares of Common Stock of the Company. The option exercise price will be the fair market value of a share of Common Stock of the Company on the date of grant, defined as the closing price of the Company's Common Stock on the New York Stock Exchange--Composite on such date. Each option will have a term of ten years and will become exercisable as to the purchase of 1,600 shares of the Company's Common Stock one year after the date of grant, 1,700 shares of the Company's Common Stock two years after the date of grant and 1,700 shares of the Company's Common Stock three years after the date of grant. Options are forfeited if the director is no longer serving as such on the date such options vest. In addition, on the day after the 1994 annual meeting of stockholders and on the day after each subsequent annual meeting of stockholders, until the 1994 Director Plan is terminated or amended, the Company will issue to each non-employee director then in office 500 shares of the Company's Common Stock.

  The maximum number of shares of the Company's Common Stock which may be awarded or purchased upon exercise of stock options under the 1994 Director Plan is 100,000, subject to adjustments as provided below. If any shares which underlie options awarded under the 1994 Director Plan are forfeited or canceled, such shares may again be awarded under the 1994 Director Plan. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend or stock split, recapitalization, reclassification, merger, consolidation, combination or exchange for shares or other similar corporate change, then the 1994 Director Plan provides for the adjustment of (i) the number of shares available under the 1994 Director Plan and which may thereafter be made subject of awards under the 1994 Director Plan and (ii) the number, type and exercise price of shares of the Company's Common Stock subject to outstanding stock options, as required to ensure that the effect of such a corporate restructuring action on directors is consistent with the effect on other stockholders.

  The award of stock options under the 1994 Director Plan will not entitle the recipient director to any interest in any dividend, voting or other rights of the stockholder. Neither the 1994 Director Plan nor any action taken thereunder will be construed as giving any person a right to be retained as a director of the Company, nor will any action taken thereunder be construed as entitling the Company to the services of any recipient director for any period of time.

NEW PLAN BENEFITS

                1994 Non-Employee Director Stock Ownership Plan

NAME AND POSITION                                     DOLLAR VALUE(1) UNITS (#)
- -----------------                                     --------------- ---------
Non-employee Directors...............................     $46,125       3,000(2)
 as a group (6 persons)

- --------
(1) Based on the closing price of the Company's Common Stock on February 24, 1994 ($15.375). No stock will be issued unless and until the 1994 Director Plan is approved by the stockholders.
(2) Not included in this amount are options for the purchase of 5,000 shares of Common Stock granted to each non-employee director upon approval of the 1994 Director Plan, which are not exercisable until the first, second and third anniversaries of the date of grant with respect to 1,600, 1,700 and 1,700 shares, respectively.

TERMINATION OF AWARDS

  If for any reason, a recipient director ceases to be a director of the Company one year or more after such director's initial election or appointment to the Board, while such director holds an option granted under the 1994 Director Plan, such option shall continue to be exercisable for a period of three years or the remainder of the option term, whichever is shorter. If for any reason other than death, a recipient director ceases to be a director of the Company within one year of such director's initial election or appointment to the Board, any options granted under the 1994 Director Plan to such director shall be canceled as of the date of such cessation. In the event a recipient director dies within one year of his or her initial election or appointment to the Board, any options held by such director at the time of his or her death shall be exercisable by his or her heirs for a period of three years following such director's death.

NON-TRANSFERABILITY

  Options granted pursuant to the 1994 Director Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or under the laws of descent and distribution. An option may be exercised, during the lifetime of a recipient director, only by such recipient director or his or her legal representative.

GOVERNING LAW

  The 1994 Director Plan will be construed and governed in accordance with the laws of the Commonwealth of Massachusetts.

TERM OF THE 1994 DIRECTOR PLAN

  Subject to the approval of the 1994 Director Plan by the stockholders of the Company, as provided below, the 1994 Director Plan will be in effect as of April 14, 1994 for a term of ten years, unless earlier terminated by the Board of Directors.

FEDERAL INCOME TAX CONSIDERATIONS

  Based on the present provisions of the Internal Revenue Code of 1986, as amended (the "Code") and regulations promulgated thereunder, the federal income tax consequences of the grant, vesting and exercise of options and the grant of stock under the 1994 Director Plan and the subsequent disposition of stock acquired thereby will be as described below. THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES OF THE 1994 DIRECTOR PLAN AND DOES NOT ADDRESS THE POSSIBLE STATE AND LOCAL TAX CONSEQUENCES. IT IS NOT INTENDED AS TAX ADVICE TO ANY INDIVIDUAL.

  A director will not recognize any taxable income, and the Company will not be allowed a tax deduction, upon the grant of an option under the 1994 Director Plan. Upon the exercise of an option, the director will have ordinary compensation income in an amount equal to the excess, if any, of (i) the fair market value on the date of exercise of the shares of Common Stock so acquired over (ii) the option exercise price. The director's basis in the shares so acquired will equal the amount of such compensation income, and the Company will be allowed a tax deduction in the same amount.

  A director will recognize taxable income upon the grant of shares of Common Stock under the 1994 Director Plan equal to the fair market value of the shares on the date of grant. The director's basis in the shares so acquired will equal the amount of such compensation income, and the Company will be allowed a tax deduction in the same amount.

  Upon subsequent disposition of shares of Common Stock acquired upon exercise of an option or by a grant under the 1994 Director Plan, the director will recognize the difference between the amount realized on the sale and the basis in the shares as long-term or short-term capital gain or loss, depending on the holding period for the shares.

VOTE REQUIRED

  Approval of the 1994 Director Plan requires (assuming a quorum is present) the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and representing person or by proxy at the meeting. Abstentions and broker non-votes will be counted to determine whether there is a quorum at the meeting, but will not be counted as affirmative votes.

  THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE PROPOSAL.
                            3. SELECTION OF AUDITORS

  Although Massachusetts law no longer requires that the Company's auditors be approved each year by the stockholders, the Board of Directors continues the practice of submitting such selection to the stockholders for their approval because the Board deems it appropriate to do so. The Board of Directors has selected Coopers & Lybrand, which has acted as auditors of the Company since 1972, to act as auditors for its current fiscal year. In the event that the stockholders do not approve of Coopers & Lybrand, the Board of Directors will reconsider the appointment of Coopers & Lybrand.

  A representative of Coopers & Lybrand will be present at the meeting, will be provided the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from the stockholders.

  The Company's consolidated financial statements for the 1993 fiscal year were examined and reported upon by Coopers & Lybrand. In connection with that examination, they also reviewed the Company's Annual Report and the Company's filings with the Securities and Exchange Commission, and provided consultations on financial statement implications of matters under consideration. Coopers & Lybrand also examined and reported upon the financial statements of the Company's retirement and pension plans.

                                4. OTHER MATTERS

  The Board of Directors of the Company is not aware of any other matters which may come before the meeting. If any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the proxy in accordance with their judgment on any such matters.

                               PROXY SOLICITATION

  The solicitation of proxies will be principally by mail, and may be followed by telephone and personal contacts by officers, directors or regular employees of the Company, or by employees of The First National Bank of Boston, proxy solicitors for the Company. The cost of soliciting proxies will be borne by the Company. The Company does not yet have a written agreement with The First National Bank of Boston regarding the proxy solicitation. It is anticipated that the agreement with The First National Bank of Boston will be on customary terms. The costs of proxy solicitation are not anticipated to exceed $15,000, unless circumstances require otherwise. Brokers and others holding shares of Common Stock in their names or in the names of their nominees will be expected to forward copies of the Company's proxy soliciting material to beneficial owners of such shares and to seek authority for execution of proxies and will be reimbursed by the Company for their reasonable expenses.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company on or before November 1, 1994 to be considered for inclusion in the proxy material for that meeting. Any such proposal should be addressed as follows:

                                                    Office of the Clerk
                                                    The Stride Rite
                                                    Corporation
                                                    Five Cambridge Center
                                                    Cambridge, Massachusetts
                                                    02142

March 1, 1994

                                   APPENDIX A

                          THE STRIDE RITE CORPORATION
                1994 NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP PLAN

SECTION 1: PURPOSE

  The Stride Rite Corporation 1994 Non-Employee Director Stock Ownership Plan (the "Plan") has been adopted to promote the long-term growth and financial success of The Stride Rite Corporation (the "Company") by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company's non-employee directors and its stockholders.

SECTION 2: DEFINITIONS

  As used in the Plan, the following terms have the respective meanings as set forth below.

  --Award means any Stock Option or Stock Award granted under the Plan.

  --Board means the Company's Board of Directors.

  --Common Stock means the Common Stock of the Company.

  --Company means The Stride Rite Corporation, a corporation established under the laws of the Commonwealth of Massachusetts, and any entity that is directly or indirectly controlled by the Company.

  --Fair Market Value means the last reported sale price on the trading date preceding the specified date at which the Common Stock is traded or, if no Common Stock is traded on such date, the most recent date on which Common Stock was traded preceding the specified date, as reflected on The New York Stock Exchange or par value of Common Stock if greater.

  --1934 Act means the Securities Exchange Act of 1934 as amended from time to time.

  --Participant means a Director of the Board who is not an employee of the Company coincident with or subsequent to stockholder approval of the Plan.

  --Shares means shares of the Common Stock, $.25 par value, of the Company.

  --Stock Award means an Award to a Participant comprised of Common Stock or valued by reference to Common Stock granted under Section 6 of the Plan.

  --Stock Option means an Award in the form of the right to purchase a specified number of Shares at a specified price during a specified period granted under Section 6 of the Plan.

SECTION 3: EFFECTIVE DATES

  The Plan shall be in effect as of April 14, 1994, subject to approval by the Company's stockholders. No Awards may be made under the Plan after ten years from the date of approval or earlier termination of the Plan by the Board.

SECTION 4: PLAN OPERATION

  The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the 1934 Act (or its successor) and accordingly is intended to be self-governing. To this end the Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by the Board.

SECTION 5: STOCK AVAILABLE FOR AWARDS

(a) Common Shares Available. The maximum number of Shares available for Awards under the Plan may not exceed 100,000 shares of Common Stock of the Company.

(b) Adjustments and Reorganizations. Adjustments shall be made to meet the intent of the Plan. Such appropriate adjustments shall be made to (i) the number of shares available under the Plan and which thereafter may be made the subject of Awards under the Plan, and (ii) the number and type and exercise price of Shares subject to outstanding Stock Options, provided such adjustments are consistent with the effect on other stockholders arising from any corporate restructuring action. Such actions may include, but are not limited to, any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, or other distributions (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares. Adjustments shall also be made in the calculation of Fair Market Value as necessary to preserve the Participants' rights under the Plan.

(c) Common Stock Usage. The number of Shares underlying any Awards granted under the Plan which are forfeited, cancelled, reacquired by the Company, satisfied without issuance of Common Stock or otherwise terminated (other than by exercise) shall again be available for granting of additional awards under the Plan.

SECTION 6: AWARDS

(a) Stock Options. Simultaneous with the adoption of the Plan by stockholders, each Participant at such time shall automatically be granted a non-qualified Stock Option to purchase 5,000 Shares. Thereafter, upon election of appointment to the Board, each Participant who was not a Director of the Company on the date of stockholder approval, shall automatically be granted a non-qualified Stock Option to purchase 5,000 Shares. The option exercise price shall be the Fair Market Value of a Share on the date of the grant payable at the time of exercise in cash or Shares valued at their Fair Market Value. Each Stock Option shall have a term of ten years and shall become exercisable as follows: options with respect to 1,600 Shares one year after election to the Board; options with respect to 1,700 Shares two years after election to the Board and options with respect to 1,700 Shares three years after election to the Board. Participants will receive credit for prior service on the Board in satisfying these vesting requirements. Such options shall continue to be granted to new Participants until the Plan is terminated or amended to eliminate or change such grants.

(b) Stock Awards. Commencing with the 1994 annual meeting of stockholders, the Company will issue to each Participant 500 Shares on the first business day following each annual meeting until the Plan is terminated or amended.

SECTION 7: GENERAL PROVISIONS APPLICABLE TO AWARDS

(a) Non-Transferability of Stock Options. Stock Options granted under Section 6(a) hereof may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or under the laws of descent and distribution. The designation of a beneficiary shall not constitute a transfer. An option may be exercised, during the lifetime of the Participant, only by such Participant or his legal representative.

(b) Termination of Directorship. If for any reason a Participant ceases to be a Director of the Company one year or more after the Director's initial election or appointment to the Board while holding an option granted under this plan, any option which has vested shall continue to be exercisable for a period of three years or the remainder of the option term whichever is shorter (the "post termination period"). If for any reason other than death a Participant ceases to be a Director of the Company within one year of the Director's initial election or appointment to the Board, the option grant under this plan and held by the Director shall be cancelled as of the date of such termination. In the event a Participant dies within one year of initial election or appointment to the Board, the options shall be exercisable by will or in accordance with the laws of descent of distribution for a period of three years following the date of death.

(c) Documentation of Grants. Awards made under the Plan shall be evidenced by written agreements or such other appropriate documentation as the Board shall prescribe. The Board need not require the execution of any instrument or acknowledgment of notice of an Award under the Plan, in which case acceptance of such Award by the respective Participant will constitute agreement to the terms of the Award.

(d) Plan Amendment. The Board may suspend the Plan or any portion of the Plan. The Board may also amend the Plan if deemed to be in the best interests of the Company and its stockholders; provided, however, that (a) no such amendment may impair any Participant's right regarding any outstanding grants, elections or other right to receive shares under the Plan without his or her consent, (b) the Plan may not be amended more than once every six months, unless such amendment is permitted by Rule 16b-3(c)(2)(ii)(B) under the 1934 Act or its successor.

(e) Governing Law. The validity, construction and effect of the Plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the Commonwealth of Massachusetts and applicable federal law.

                         THE STRIDE RITE CORPORATION

         This Proxy is Solicited on Behalf of the Board of Directors

PROXY

     The undersigned hereby appoints ROBERT C. SEIGEL and J. PATRICK SPAINHOUR, and each of them acting solely, proxies, with full power of substitution and with all powers the undersigned would possess if personally present to represent and vote, as designated below, all of the shares of Common Stock, per value $.25 per share of The Stride Rite Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The First National Bank of Boston, first floor auditorium, 100 Federal Street, Boston, Massachusetts, on Wednesday, April
13, 1994, at 10:00 A.M. (Boston time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement and upon such other matters as may properly be brought before such meeting and any adjournment(s) or postponement(s) thereof.

     The undersigned hereby revokes any proxy previously given and acknowledges receipt of the Notice of and Proxy Statement for the aforesaid meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER IF NO DIRECTION IS MADE. THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.
                                                                  -----------
                    (PLEASE SIGN AND DATE ON REVERSE SIDE         SEE REVERSE
                AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)         SIDE
                                                                  -----------

    Please mark
[X] votes as in
    this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3 BELOW.

1. Election of Directors                                FOR  AGAINST  ABSTAIN
                             2. Proposed to adopt the   [ ]    [ ]      [ ]
Nominees: Robert Seelert        1994 Non-Employee
          and Myles J.          Director Stock
          Slosberg              Ownership Plan.

   FOR      WITHHELD
   [ ]         [ ]           3. Proposed to ratify      [ ]    [ ]      [ ]
                                selection of
                                Coopers & Lybrand as
                                Auditors of the Company.
[ ]_______________________
 For all nominees except as noted above

                                                           MARK HERE  [ ]
                                                         FOR ADDRESS
                                                          CHANGE AND
                                                        NOTE AT LEFT

Sign exactly as name appears on        Signature:                 Date
this Proxy. If the shares are                    -----------------    ------
registered in the names of two or
more persons, each should sign.        Signature:                 Date
Executors, administrators, trustees,             -----------------    ------
partners, custodians, guardians,
attorneys and corporate officers,
should add their full titles as such.